EXHIBIT 10.2
Execution Copy
STOCK PURCHASE AGREEMENT
BY AND AMONG
WILTON REASSURANCE COMPANY
AND
HEALTHMARKETS, LLC

Dated as of June 12, 2008

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

Schedules

Schedule 1.1(a)	Assigned Contracts
Schedule 1.1(b)	Knowledge of Seller
Schedule 1.1(c)	Securitization Documents
Schedule 5.1(c)	No Seller Conflicts
Schedule 5.2	Taxes
Schedule 5.6	Litigation
Schedule 5.7	Transferred Company Assets
Schedule 5.9	Financial Statements
Schedule 5.10	Seller Absence of Certain Changes
Schedule 5.11	Company Contracts
Schedule 5.13	Seller’s Brokers
Schedule 7.1	Maintenance of the Business
Schedule 7.9	Notice Contracts
Schedule 7.10	Intercompany Agreements

Exhibits

Exhibit A	Assignment and Assumption Agreement

Exhibit B	Form of Release

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT, (the “Agreement”), dated as of June 12, 2008, by and among Wilton Reassurance Company, a Minnesota stock life insurance company (“Purchaser”) and HealthMarkets, LLC, a Delaware limited liability company (“Seller”).
W I T N E S S E T H:
     WHEREAS, Seller owns an aggregate of (a) one thousand (1,000) shares of CFLD’s common stock, $0.01 par value per share, (b) ten (10) shares of UFC2’s common stock, $0.01 par value per share and (c) limited liability company interests in NSA (collectively, the “Equity Interests”), which constitute all of the issued and outstanding equity interests of the Companies;
     WHEREAS, Seller desire to sell to Purchaser, and Purchaser desires to purchase from Seller, the Equity Interests for the purchase price and upon the terms and conditions hereinafter set forth;
     WHEREAS, concurrently with the execution of this Agreement, Seller and Purchaser, along with the other parties thereto, are entering into the Master Agreement (as defined below); and
     WHEREAS, certain terms used in this Agreement are defined in Section 1.1.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Definitions.
     (a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
     “Applicable Law” means any domestic or foreign federal, state or local statute, law, ordinance, code or common law or any rules, regulations, publicly available administrative interpretations, or orders issued by any Governmental Authority pursuant to any of the foregoing, and any order, writ, injunction, directive, administrative interpretation, judgment or decree applicable to a Person or such Person’s business, subsidiaries, properties, assets, officers, directors, employees or agents.
     “Assigned Contracts” means those contracts set forth on Schedule 1.1(a).
     “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between Seller and Purchaser, related to the Assigned Contracts, in substantially the form attached hereto as Exhibit A.
     “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
     “Cash” means cash and Cash Equivalents, including restricted cash.
     “Cash Equivalents” means treasury bills, money market holdings and certificates of deposit.
     “CFLD” means CFLD-I, Inc., a Delaware corporation.
     “Closing Date” means the date upon which the Closing shall take place, which shall be the first business day of the month immediately following the month in which the last of the conditions to Closing set forth in this Agreement is satisfied or waived; provided, however, that if such conditions are satisfied or waived less than five Business Days before the end of such month, the Closing Date shall be the first Business Day of the second month immediately following such month, and provided further, that the Closing may occur on such other date as the parties may agree to in writing.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Coinsurance Agreement” means each Coinsurance Agreement as defined in the Master Agreement.
     “Companies” means CFLD, UFC2 and NSA.
     “Excess Liabilities” means the liabilities of UFC2 as of the Closing Date, of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, that in the aggregate exceed $75,000 and determined without regard to any deferred revenues, deferred tax payables or any liabilities to Seller or any of its Affiliates.
     “GAAP” means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.
     “Governmental Authority” means any federal, state, local or foreign governmental or regulatory authority, agency, commission, court or other legislative, executive or judicial governmental authority.

     “Independent Accountant” means an accounting or actuarial firm of national standing selected as follows: No later than sixty (60) days after the delivery by Purchaser of a Dispute Notice, if no agreement between the parties has been reached in connection with such Dispute Notice, each of the parties will distribute to the other party a list of three (3) accounting firms or actuarial firms of national standing. If there is a match on the lists exchanged by the parties, the firm so identified will be the Independent Accountant. If more than one name on each list matches, the Independent Accountant shall be chosen by lot from the matching names. If no names on the list match, the parties will exchange a new list consisting of three (3) additional accounting firms or actuarial firms within ten (10) Business Days (of which at least two selections shall not be any of the firms identified on the first list), and repeat the process set forth above until a match is made, which shall be the Independent Accountant.
     “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
     “Knowledge of Seller” means the actual knowledge of those Persons identified on Schedule 1.1(b) after reasonable inquiry.
     “Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Authority.
     “Losses” means all costs and expenses (including interest, penalties, reasonable attorneys’, accountants’ and actuaries’ fees, and any other costs and expenses incident to any suit, action or proceeding), damages, charges, losses, deficiencies, liabilities, obligations, claims and judgments sustained by any Person who is a party to or entitled to indemnification under this Agreement.
     “Master Agreement” means that certain Agreement for Reinsurance and Purchase and Sale of Assets by and among Seller, The Chesapeake Life Insurance Company, Mid-West National Life Insurance Company of Tennessee, The Mega Life and Insurance Company and Purchaser, dated as of the date hereof.
     “Material Adverse Effect” means any change, event or effect that is materially adverse to the Business (as defined in the Master Agreement) and the business or operations of the Companies, taken as a whole, or any change, event or effect that is materially adverse to the ability of the Companies or Seller to consummate the transactions contemplated by this Agreement and the agreements contemplated hereby, or to perform their obligations hereunder, in each case excluding any such change, event or effect to the extent resulting from the following:
     (b) general political, economic or business conditions or changes therein;
     (c) financial and capital market conditions, including interest rates, or changes therein;

     (d) general industry conditions affecting the health and life insurance industry generally (including changes in Applicable Law, GAAP or SAP (as defined in the Master Agreement), or authoritative interpretations thereof, after the date of this Agreement) to the extent not having a disproportionate effect on the Business and the business of the Companies relative to other competitors of the Ceding Companies, the Transferred Companies or the Companies, respectively;
     (e) any action, change or effect attributable to the announcement of this Agreement, the Master Agreement or the Coinsurance Agreement or the transactions contemplated hereby or thereby, or the identity of Purchaser; or
     (f) any change, effect or event to the extent affecting solely the Excluded Liabilities (as defined in the Master Agreement) or policies and assets retained by the Ceding Companies or Seller pursuant to the Master Agreement;
provided, however, that if the Closing takes place on a date that is after the date of the closing of the transactions contemplated by the Master Agreement, Material Adverse Effect with respect to the Business (other than with respect to the Companies) shall be measured as of the date of the closing of the transactions contemplated by the Master Agreement and Material Adverse Effect with respect to the Companies shall be measured as of the Closing Date.
     “NSA” means The National Student Association, LLC, a Texas limited liability company.
     “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.
     “Permitted Exceptions” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business, (iii) title of a lessor under a capital or operating lease and (iv) any liens arising under the Securitization Documents.
     “Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, or other entity, enterprise, authority or business organization.
     “Post-Closing Period” means the portion of any Straddle Period that begins after the Closing Date.
     “Pre-Closing Period” means the portion of any Straddle Period that ends on the Closing Date.

     “Richland” means Richland State Bank and Richland Loan Processing Center, Inc.
     “Richland Agreement” means that certain Private Loan Program Loan Origination and Sale Agreement by and among Richland State Bank, Richland Loan Processing Center, Inc., Seller (formerly known as UICI), and UCF2, dated July 28, 2005.
     “Securitization Documents” means those documents set forth on Schedule 1.1(c).
     “Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
     “Tax” or “Taxes” means all taxes, whether imposed in the United States or elsewhere and whether imposed by a local, municipal, state, federal, foreign or other body or instrumentality, including, without limitation, income, sales, use, gross receipts, excise, payroll, withholding, unemployment, social security, stock, franchise, stamp, minimum, estimated, value added and premium taxes, together with any related interest, penalties and additional amounts imposed by any Taxing Authority.
     “Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.
     “Tax Return” means any report, return, declaration, claim for refund or other statement or filing, including any schedule or attachment thereto, and any amendment thereof, filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or any Tax information report or statement.
     “UFC2” means UICI Funding Corp. 2, a Delaware corporation.
     “UFC2 Loans” means all of the student loans held by UFC2 on the Closing Date.
     1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Agreement	Preamble
Allocation Statement	10.6
Alternative Arrangements	7.8(b)
Arrangement Notice	7.8(b)
CFLD Common Stock	5.3(a)
Claim	9.4
Claims Notice	9.4
Closing	4.1

Term	Section
Company Contracts	5.11
Confidential Information	11.7
Controlling Party	10.2(d)
Dispute Notice	3.3(a)
Election Request	10.10(a)
Enforceability Exception	5.1(b)
Equity Interests	Recitals
Excess Program Loans	7.8(b)
Estimated Closing Amount	3.1
Estimated Closing Amount Statement	3.1
Final Closing Amount	3.3(c)
Final Closing Amount Statement	3.3(a)
Financial Statements	5.9
FIRPTA Affidavit	10.8
Modified Richland Arrangements	7.8(b)
Non-Controlling Party	10.2(d)
Notice Contracts	7.9
Purchase Price	3.1
Purchaser	Preamble
Quarterly Financial Statements	7.11(a)
Section 338 Allocation Schedule	10.10(b)
Section 338(h)(10) Elections	10.10(a)
Seller	Preamble
Survival Period	9.1(a)
Transferred Company Assets	5.7
UFC2 50% Loan Amount	3.1
UFC2 100% Loan Amount	3.1
UFC2 Common Stock	5.3(a)
UFC2 Loan Amount	3.1
     1.3 Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
     (a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
     (b) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

     (c) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule for which it is readily apparent that the information in such Schedule is responsive notwithstanding any reference to a specific Schedule. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect. No disclosure on a Schedule relating to (i) a possible breach or violation of any contract, Applicable Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred or (ii) a required consent shall be construed as an admission or indication that such consent is required in connection with the transactions contemplated hereby. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
     (d) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
     (e) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
     (f) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
     (g) Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
     (h) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is specifically related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.
     (i) Jointly Drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
SALE AND PURCHASE OF EQUITY INTERESTS
     2.1 Sale and Purchase of Equity Interests. Upon the terms and subject to the conditions contained herein, on the Closing Date, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Equity Interests.
ARTICLE III
PURCHASE PRICE
     3.1 Purchase Price. The aggregate consideration for the Equity Interests shall be an amount equal to (a) the aggregate amount of all Cash held by UFC2 as of the Closing, plus (b) 50% of the aggregate amount of outstanding principal and accrued and unpaid interest under (i) the UFC2 Loans reflected on the June 30, 2008 balance sheet of UFC2 and (ii) any UFC2 Loans not reflected on the June 30, 2008 balance sheet of UFC2 that were issued by Richland under the Richland Agreement on or before May 31, 2008 (the amount described in clauses (a) and (b) being referred to herein as the “UFC2 50% Loan Amount”), plus (c) 100% of the aggregate amount of outstanding principal and accrued and unpaid interest under the UFC2 Loans not reflected on the June 30, 2008 balance sheet of UFC2, excluding any UFC2 Loans included in (b)(ii) above (the “UFC2 100% Loan Amount”, together with the UFC2 50% Loan Amount, the “UFC2 Loan Amount”), minus (d) the Excess Liabilities, if any (collectively, the “Purchase Price”). Seller shall deliver a statement (the “Estimated Closing Amount Statement”), which shall set forth in reasonable detail its calculation of the Purchase Price (the “Estimated Closing Amount”) to Purchaser no later than three (3) Business Days prior to the Closing Date.
     3.2 Closing Date Payment. On the Closing Date, Purchaser shall pay to Seller the Estimated Closing Amount, which shall be paid by wire transfer of immediately available United States funds into an account designated by Seller at least three (3) Business Days prior to the Closing Date.
     3.3 Purchase Price Adjustment.
     (a) No later than sixty (60) days following the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Final Closing Amount Statement”) setting forth Seller’s good faith calculation of the final Purchase Price, together with a certification of the chief accounting officer of Seller certifying that the Final Closing Amount Statement was prepared (i) based on the books and records of the Companies and (ii) in a manner consistent with GAAP and the methodologies utilized in preparing the Estimated Closing Amount Statement. If Purchaser disagrees with Seller’s Final Closing Amount Statement, Purchaser may, within sixty (60) days after the

Closing, deliver a notice to Seller stating that Purchaser disagrees with such calculation and specifying in reasonable detail those items or amounts as to which Purchaser disagrees and the reasons therefor in reasonable detail (a “Dispute Notice”). In connection with Purchaser’s review of the Final Closing Amount Statement and preparation of the Dispute Notice, Seller shall provide Purchaser and its representatives with reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other financial information prepared by Seller or its representatives in connection with its preparation of the Final Closing Amount Statement, and Seller shall, and shall cause any of its representatives to, cooperate reasonably with Purchaser and its representatives in connection therewith and provide timely responses to requests for information from Purchaser and its representatives.
     (b) If Purchaser delivers a Dispute Notice to Seller, Purchaser and Seller shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, any adjustments to the calculation of any amount contained in the Final Closing Amount Statement shall be made in accordance with the agreement of Purchaser and Seller. If Purchaser and Seller are unable to resolve any such dispute within sixty (60) days (or such longer period as Purchaser and Seller shall mutually agree in writing) of Purchaser’s delivery of such Dispute Notice, such dispute shall be resolved by the Independent Accountant, and such determination by the Independent Accountant shall be final and binding on the parties; provided that Purchaser and Seller shall submit to the Independent Accountant statements with respect to their respective positions on disputed issues and will cooperate with the Independent Accountant by promptly providing any requested information. Any expenses relating to the engagement of the Independent Accountant in respect of its services pursuant to this Section 3.3(b) shall be shared fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. The Independent Accountant shall be instructed to use reasonable best efforts to perform its services within thirty (30) days of submission by Purchaser and Seller of their respective statements with respect to the disputes and, in any case, as promptly as practicable after such submission.
     (c) If the Final Closing Amount exceeds the Estimated Closing Amount, Purchaser shall pay to Seller the amount of such excess, as an adjustment to the Purchase Price, in the manner provided in Section 3.3(d). If the Estimated Closing Amount exceeds the Final Closing Amount, Seller shall pay to Purchaser the amount of such excess, as an adjustment to the Purchase Price, in the manner provided in Section 3.3(d). “Final Closing Amount”, for purposes of this Section 3.3, shall mean the Purchase Price (i) set forth in the Final Closing Amount Statement if no Dispute Notice is delivered by Purchaser pursuant to Section 3.3(a), (ii) as agreed by Seller and Purchaser pursuant to Section 3.3(b) or (iii) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.3(b).
     (d) Any payment pursuant to Section 3.3(c) shall be made within five (5) Business Days after the Final Closing Amount has been determined pursuant to Section 3.3(c) by wire transfer of immediately available funds to the account of Seller or Purchaser, as applicable, as may be designated in writing by such party.

ARTICLE IV
CLOSING AND TERMINATION
     4.1 Closing Date. The closing of the sale and purchase of the Equity Interests provided for in Section 2.1 (the “Closing”) shall take place at the offices of Seller located in North Richland Hills, Texas, unless the parties agree to close by facsimile or electronic transmission and wire transfer on the Closing Date; provided, that the satisfaction or waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) has occurred, unless another time, date or place is agreed to in writing by the parties hereto.
     4.2 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:
     (a) at the election of Seller or Purchaser upon the termination of the Master Agreement; provided, however, that the right to terminate this Agreement under this Section 4.2(a) shall not be available to a party if the termination of the Master Agreement was primarily due to the failure of such party to perform any of its obligations under the Master Agreement;
     (b) by mutual written consent of Seller and Purchaser; or
     (c) by Seller or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 4.2(c) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;
     (d) at the election of Seller or Purchaser if the Closing has not occurred by March 31, 2009, unless the failure of the Closing to occur by such date arises out of, or results from, a material breach of this Agreement by the party seeking to terminate this Agreement;
     (e) by Purchaser at any time prior to Closing for material breach by Seller of any of the terms or conditions of this Agreement or for failure of any condition to Closing, the satisfaction of which is solely within the control of Seller; provided, however, that Seller shall have twenty (20) Business Days to cure such breach or satisfy such condition after receipt of proper written notice by Seller from Purchaser;
     (f) by Seller at any time prior to Closing for material breach by Purchaser of any of the terms or conditions of this Agreement or for failure of any condition to Closing, the satisfaction of which is solely within Purchaser’s control; provided, however, that Purchaser shall have twenty (20) Business Days to cure such breach or satisfy such condition after receipt of proper written notice by Purchaser from Seller; or
     (g) by Purchaser at least two (2) Business Days prior to Closing and after delivery by Seller to Purchaser of an Arrangement Notice which states that the parties were unable to either (i) obtain Richland’s consent to the Modified Richland Arrangements or (ii) enter into an Alternative Arrangement effective on or prior to the Closing Date; provided, however, that if Purchaser terminates this Agreement pursuant to this Section 4.2(g), Purchaser shall still be obligated to fund student loans in accordance with the terms of the Policies (as defined in the Coinsurance Agreement) and pursuant to the terms of Sections 1.22 and 9.18 of the Coinsurance Agreement (as limited by Section 1.16(h) of the Coinsurance Agreement).
     4.3 Procedure Upon Termination. In the event of termination and abandonment by Purchaser or Seller, or both, pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Equity Interests and assignment and assumption of the Assigned Contracts hereunder shall be abandoned, without further action by Purchaser or Seller.
     4.4 Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 4.2(a), (b), (c), (d), or (g), this Agreement will forthwith become null and void, and there will be no liability on the part of Purchaser or Seller to the other hereunder; provided, however, that in the event that this Agreement is validly terminated in accordance with Section 4.2(g), Purchaser shall be obligated to fund student loans issued in accordance with the terms of the Policies as set forth in such subsection. In the event of termination under Section 4.2(e) or (f), the parties shall be deemed to have reserved all of their respective rights and remedies hereunder and at law or in equity.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Purchaser that:
     5.1 Seller Existence and Authority.
     (a) Seller is a single member limited liability company duly formed, existing and in good standing under the laws of the State of Delaware, whose sole member is HealthMarkets, Inc., a Delaware corporation, and has all requisite limited liability company power and authority to own lease and operate its assets, properties and business and to carry on the operation of its business as it is now being conducted. Seller is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where such qualification is necessary for its conduct of its business, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) Seller has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated to be performed by Seller hereby have been duly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly and validly executed and delivered to Purchaser by Seller and assuming due authorization, execution, delivery and performance by the other parties hereto, constitutes, when executed and delivered by Seller (assuming due authorization, execution and delivery by the other parties thereto) shall constitute, solely to the extent of Seller’s obligations set forth herein, the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms except (i) as the same may be limited by applicable bankruptcy, insolvency, rehabilitation, moratorium or similar laws of general application relating to or affecting creditors’ rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (ii) for the limitations imposed by general principles of equity (the “Enforceability Exception”).
          (c) The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (1) subject to obtaining the consents, approvals and authorizations set forth in Schedule 5.1(c), conflict with or result in any breach or violation of or any default under (or give rise to any right of termination, cancellation or acceleration under) (i) the bylaws or certificate of incorporation, memorandum of association or similar organizational documents of Seller or any Company or (ii) any note, bond, mortgage, indenture, lease, license, permit, agreement or other instrument or obligation to which Seller or any Company is a party or by which Seller or any Company is or may be bound, excluding from the foregoing immaterial breaches, violations or defaults; and (2) violate any Applicable Law to which Seller or any Company is subject.
          (d) Except as set forth in Schedule 5.1(c), no consent, approval, non-disapproval, authorization, ruling, order of, notice to, or registration with, any Governmental Authority or any other Person is required on the part of Seller or any Company in connection with the execution and delivery of this Agreement or the consummation by Seller, of the transactions contemplated hereby.
          5.2 Taxes. Except as set forth in Schedule 5.2:
          (a) Taxes and Tax Returns.
     (i) All Tax Returns required to be filed on or before the Closing Date by or on behalf of any Company have been or will be timely filed with the appropriate Taxing Authority or appropriate requests for extensions have been timely filed and any such extensions have been granted and have not expired.
     (ii) Each such Tax Return was or will be when filed true, accurate and complete in all material respects.

     (iii) All Taxes (including estimated Taxes) of each of the Companies that have or will become due before the Closing Date (after giving effect to applicable extensions) have been or will be timely paid in full on or before the Closing Date or are properly reflected on the Financial Statements.
     (iv) Each of the Companies has withheld and timely paid to the appropriate Taxing Authority all Taxes required to be withheld and paid in connection with amounts due or owing to any Person.
     (b) Audits.
     (i) All Taxes due with respect to any completed and settled audit, examination or deficiency action with any Taxing Authority for which any of the Companies are or might otherwise be liable have been paid in full.
     (ii) There is no audit, examination, deficiency or refund action pending with respect to any Taxes for which any of the Companies are or might otherwise be liable, and no Taxing Authority has given written notice of the commencement of any audit, examination or deficiency action with respect to any such Taxes.
     (c) Procedural Issues.
     (i) There are no liens for Taxes upon the assets of any of the Companies other than for Taxes not yet due and payable.
     (ii) No written claim has been made by any Taxing Authority in the last three years in a jurisdiction where any of the Companies does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
     (iii) There are no outstanding commitments or agreements with any Taxing Authority extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes of any Company due for any taxable period and no power of attorney is currently in force or has been requested with respect to any matter relating to Taxes that could affect such Company following the Closing.
     (d) Additional Tax Representations.
     (i) None of the Companies is party to any formal or informal Tax-sharing, allocation, indemnity or similar agreement or arrangement (whether written or unwritten) that will be in effect following the Closing; and each Company is in compliance in all material respects with respect to all backup withholding and information reporting requirements in the Code and the regulations thereunder, including, but not limited to, the proper and timely filing of all Internal Revenue Service forms.
     (ii) None of the Companies (A) is required to include in income any adjustment pursuant to Section 481(a) of the Code (or analogous provisions of state or local laws) in its current or any future taxable period by reason of a change in accounting method, (B) has knowledge that the Internal Revenue Service (or any other Taxing Authority) has proposed in writing any such change in accounting method, or (C) has an application pending with any Taxing Authority requesting permission for any change in accounting method.
     (iii) Each of the Companies has disclosed, or has had disclosed on its behalf, in its federal income Tax Returns, all positions required by law to be disclosed therein by or on behalf of such Company.
     (iv) None of the Companies has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for Tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code), in conjunction with this Agreement.
     (v) Since January 1, 2006, none of the Companies has agreed to, and is required to make, any adjustment under Section 446(e) of the Code (or any analogous provisions of state or local laws), has entered into any closing agreement pursuant to Section 7121 of the Code or any other agreement with similar Tax effect, has requests for rulings, determinations or advice pending with or before any Governmental Authority, or has received any such rulings or determinations.
     (vi) Seller is not a foreign person within the meaning of Section 1445 of the Code.
     (vii) None of the Companies was a member of any consolidated, affiliated, combined or unitary group for Tax purposes other than the current group or has any liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or operation of law or otherwise, other than with respect to the current consolidated group.
     (viii) As of the date hereof, (A) none of the assets of any Company is “tax exempt use property” within the meaning of Section 168(h) of the Code, (B) none of the Companies has filed a consent under Section 341(f) of the Code (or corresponding provision of state, local or foreign law) concerning collapsible corporations and (C) the sale of any Company will not trigger deferred intercompany gains in such Company.
     (ix) NSA is disregarded as an entity separate from its owner for federal income tax purposes.

     5.3 Companies.
     (a) CFLD is a Delaware corporation duly organized, existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on the operation of its business as it is now being conducted. The authorized capital stock of CFLD consists of one thousand (1,000) shares of common stock, $0.01 par value per share (the “CFLD Common Stock”), of which one thousand (1,000) shares of CFLD Common Stock are validly issued and outstanding, fully paid and non-assessable, all of which are held by Seller, free and clear of all liens. UFC2 is a Delaware corporation duly organized, existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on the operation of its business as it is now being conducted. The authorized capital stock of UFC2 consists of one hundred (100) shares of common stock, $0.01 par value per share (the “UFC2 Common Stock”), of which ten (10) shares of UFC2 Common Stock are validly issued and outstanding, fully paid and non-assessable, all of which are held by Seller, free and clear of all liens. NSA is a Texas limited liability company duly organized, existing and in good standing under the laws of the State of Texas and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on the operation of its business as it is now being conducted. All of the outstanding equity interests in NSA are held by Seller free and clear of all liens.
     (b) There are no outstanding securities, obligations, rights, subscriptions, warrants, options, phantom stock rights, or (except for this Agreement) other contracts or agreements of any kind that give any Person the right to (a) purchase or otherwise receive or be issued any equity interest in any of the Companies or any security or liability of any kind convertible into or exchangeable for any equity interest in any of the Companies, or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to a holder of any equity interest in any of the Companies, or any rights to participate in the equity, income, or election of directors or officers of any of the Companies.
     5.4 Accuracy of Books and Records. The books and records of the Companies have been maintained in accordance with Applicable Law and Seller’s and the Companies’ customary business practices, including the maintenance of a commercially reasonable system of internal control. All of the books and records of each Company are current, complete and accurate in all material respects.
     5.5 Compliance with Applicable Law. (a) Each of the Companies is conducting, and since January 1, 2006, has conducted its business in compliance in all material respects with Applicable Law applicable to such Company; (b) no Company has committed any breach of any Applicable Law that may reasonably be expected to result in a Material Adverse Effect; and (c) since January 1, 2006, each Company has complied in all material respects with all requirements to file reports with Governmental Bodies required to be filed by such Company under Applicable Law.

     5.6 Litigation. Except as set forth on Schedule 5.6, there are no actions, suits, investigations, arbitrations or proceedings pending or, to the Knowledge of Seller, threatened against any of the Companies or any properties or rights thereof, by or before any court, arbitrator or administrative or Governmental Authority. Except as set forth on Schedule 5.6, since January 1, 2006, there has not been any action, suit, investigation, arbitration or proceeding pending or, to the Knowledge of Seller, threatened against any Company or any properties or rights thereof, by or before any court, arbitrator or administrative or Governmental Authority.
     5.7 Title to Assets. Except as set forth on Schedule 5.7, each Company has good and marketable title to all of the assets shown on the most recent balance sheet of such Company included in the Financial Statements (the “Transferred Company Assets”), except for assets disposed of in the ordinary course of business between the date hereof and the Closing Date. Except as set forth on Schedule 5.7, none of the Transferred Company Assets is subject to any lien. Except as set forth on Schedule 5.7, as of the Closing Date Purchaser and the Companies, taken together and assuming the receipt of all of the consents set forth on Schedule 5.1(c), will own, possess, license, lease or have control of all tangible and intangible assets and contractual rights necessary to conduct the business and operations of each of the Companies in a manner consistent with the conduct of such business and operations as of the date hereof.
     5.8 Real Property. None of the Companies own or lease any real property.
     5.9 Financial Statements. Seller has made available to Purchaser copies of (i) the unaudited consolidated balance sheets of CFLD, UFC2 and NSA as at December 31, 2007, and March 31, 2008, and the related unaudited consolidated statements of income of CFLD, UFC2 and NSA for the periods then ended (such unaudited statements are referred to herein as the “Financial Statements”). Except for the absence of footnote disclosures and as set forth on Schedule 5.9, the Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial position and results of operations of CFLD, UFC2 and NSA as at the dates and for the periods indicated therein. Since December 31, 2007, none of the Companies has made any distribution to Seller nor has any Company disposed of or acquired any assets other than investment assets disposed of or acquired in the ordinary course of business. Except as set forth in Schedule 5.9, none of the Companies has liabilities that should be reflected in the Financial Statements, including, without limitation, contingent liabilities required to be disclosed under GAAP, except for liabilities that were incurred after March 31, 2008, in the ordinary course of business.
     5.10 Absence of Certain Changes. Except as set forth in Schedule 5.10, since December 31, 2007, there has not been any event, occurrence or development which has had, or would be reasonably expected to have, a Material Adverse Effect on any of the Companies. Except as set forth in Schedule 5.10 and as otherwise contemplated hereby, since December 31, 2007, the Companies have conducted their business in the ordinary course of business consistent with past practice and have not taken any action that, if taken during the period from the date of this Agreement through the Closing without Purchaser’s consent, would be prohibited under Section 7.1(b) of this Agreement.
     5.11 Company Contracts. Schedule 5.11 contains an accurate and complete list of each contract or agreement (a) to which any Company is a party, (b) by which any of the Companies’ assets are bound or (c) to which Seller or any of its Affiliates (other than the Companies) is a party that primarily relates to the operations of the Companies (collectively, the “Company Contracts”). Schedule 5.11 and the definition of the term “Company Contracts” exclude any and all student loans. True and correct copies of the Company Contracts, including amendments thereto, have been made available or provided to Purchaser. Each such contract is in full force and effect and enforceable against any Company, as applicable, and no Company is in default under any of the Company Contracts and no party thereto has received or provided written notice to or from the other party thereto of any termination or cancellation thereof, and, to the Knowledge of Seller, no event has occurred that, with the passage of time or the giving of notice (or both), would constitute a default by the Companies with material consequences to the Companies, or would permit material modification, acceleration or termination or cancellation thereof by the other parties thereto. Except as set forth on Schedule 5.1(c), no notice to, or consent, approval or waiver is required from, any other Person under the Company Contracts in connection with the consummation of the transactions contemplated hereby.
     5.12 Employees. None of the Companies has any employees or any liability pursuant to any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended).
     5.13 Seller’s Brokers. Except for Merrill Lynch & Co. (for whose compensation Seller shall be solely responsible), no broker or finder has acted directly or indirectly for Seller or the Companies, nor has Seller or any of the Companies incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with this Agreement and the transactions contemplated hereby.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to Seller that:
     6.1 Purchaser’s Corporate Existence and Authority.
     (a) Purchaser is a stock life insurance company duly organized, existing and in good standing under the laws of the State of Minnesota and is duly qualified and possesses all licenses, permits, approvals, authorizations and consents necessary to transact life, accident, and health insurance and/or reinsurance on an authorized basis, and possesses a certificate of authority, permit or license (or is exempted from such requirements) to act as a third party administrator in each of the jurisdictions in the United States shown on Schedule 5.1(a) to the Master Agreement. All of such licenses, permits, approvals, authorizations and consents are valid and in full force and effect, except where the failure of which to be in full force and effect would not reasonably be expected to cause a material adverse effect on Purchaser. Purchaser is duly qualified to do business as a foreign corporation and it is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on Purchaser.
     (b) Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered to the Companies and Seller by Purchaser and assuming due authorization, execution, delivery and performance by the other parties hereto, constitutes, when executed and delivered by Purchaser (assuming due authorization, execution and delivery by the other parties thereto) shall constitute, the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms except as the same may be limited by the Enforceability Exception.
     (c) The execution, delivery and performance by Purchaser of this Agreement does not and will not (i) conflict with or result in any breach or violation of or any default under (or give rise to any right of termination, cancellation or acceleration under) (A) the bylaws or certificate of incorporation of Purchaser or (B) any note, bond, mortgage, indenture, lease, license, permit, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser is or may be bound, excluding from the foregoing such breaches, violations or defaults that would not have a material adverse effect on Purchaser; and (ii) violate any Applicable Law to which Purchaser is subject.
     (d) No consent, approval, non-disapproval, authorization, ruling, order of, notice to, or registration with, any Governmental Authority or any other Person is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the consummation by Purchaser, of the transactions contemplated hereby.
     6.2 Availability of Funds; Financial Impact. At Closing, Purchaser will have sufficient cash or immediately available funds necessary to enable it to consummate the transactions contemplated by this Agreement.
     6.3 Absence of Certain Changes. Since December 31, 2007, there has not been any event, occurrence or development which has had, or would be reasonably expected to have, a material adverse effect on Purchaser. Since December 31, 2007, Purchaser has conducted its business in the ordinary course consistent with past practice.
     6.4 Compliance with Applicable Law. Purchaser is (and, after giving effect to the transactions contemplated by this Agreement, Purchaser will be) in compliance with all Applicable Law with respect to the conduct of its business and operations (including capital requirements), except where the failure to so comply would not reasonably be expected to have a material adverse effect on Purchaser.
     6.5 Litigation Against Purchaser. There are no actions, suits, investigations or proceedings pending or (to the knowledge of Purchaser) threatened against Purchaser at law or in equity, in, before, or by any Person, that individually or in the aggregate have or would reasonably be expected to have a material adverse effect on Purchaser.
     6.6 Purchaser’s Brokers. Except for Fletcher Financial (for whose compensation Purchaser shall be solely responsible), no broker or finder has acted directly or indirectly for Purchaser, nor has Purchaser incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with this Agreement and the transactions contemplated hereby.
     6.7 Non-Reliance. Purchaser is an informed and sophisticated purchaser, and has undertaken such investigation with respect to the business of the Companies as it has deemed necessary to make an informed decision with respect to the execution, delivery and performance of this Agreement.
     6.8 Investment Intent. Purchaser is acquiring the Equity Interests for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended.
     6.9 No Knowledge of Material Adverse Effect. As of the date hereof, to the knowledge of Purchaser, no material adverse effect exists as to the ability of Purchaser to enter into this Agreement and consummate the transactions contemplated hereby.
ARTICLE VII
COVENANTS
     7.1 Maintenance of Business by the Companies.
     (a) From the date of this Agreement until the Closing Date, Seller shall cause each of the Companies to: (i) carry on its business in the ordinary course and consistent with past practice, using reasonable efforts, equivalent in all material respects to those business methods and practices historically followed by the respective Company; and (ii) maintain all licenses, qualifications and authorizations of each Company to do business in each jurisdiction in which it is presently licensed, qualified or authorized.
     (b) Without limiting the generality of Section 7.1(a), during the period from the date of this Agreement to the Closing Date, to the extent it affects any Company and except as set forth on Schedule 7.1 or as expressly permitted by this Agreement, Seller shall not, and shall cause the Companies not to, without the prior written consent of Purchaser:

     (i) (A) reallocate any assets currently owned, used or held for use by any Company to any other line of business, unit or division of either Seller or any Affiliate of Seller, (B) distribute or dispose of any asset of the Companies; provided, however, that the provisions of this Section 7.1(b)(i) shall not apply to the acquisition or disposition of assets by any Company in the ordinary course of business consistent with past practice;
     (ii) (A) enter into, modify or make any substantial change to any Company Contract or (B) acquire any assets for any Company the cost of which in the aggregate exceeds $50,000; provided, however, that the provisions of this Section 7.1(b)(ii) shall not apply to the acquisition or disposition of Cash Equivalents by any Company in the ordinary course of business consistent with past practice;
     (iii) (A) permit or allow any of the assets of the Companies to become subject to any lien other than Permitted Exceptions, or (B) waive any claims or rights relating to any Company, except in the ordinary course of business consistent with past practices;
     (iv) with respect to any Company, except (A) as set forth on Schedule 7.1 and (B) pursuant to the agreements set forth on Schedule 7.10, (1) pay any dividend or make any distribution with respect to its stock, or split, combine, reclassify or otherwise amend the terms of such stock, or make any direct or indirect redemption, purchase or other acquisition of shares of such stock, or (2) make any payment to Seller or any Affiliate of Seller;
     (v) with respect to any Company, (A) issue any equity securities (including, but not limited to, additional shares of its authorized but not issued capital stock) or grant any options, warrants, or other rights to purchase or obtain any of its equity securities or issue, sell, pledge or otherwise dispose of any of its equity securities, (B) make any loan or advance under any loan to or guarantee any obligation of any Person, or (C) issue any note, bond, or other debt security, or create, incur, assume, refinance, or guarantee any indebtedness or any material capitalized lease obligation;
     (vi) maintain or cause any Company to maintain its books and records other than in the same manner and with the same care that such books and records have been maintained prior to the execution of this Agreement;
     (vii) request any ruling from, or enter into any agreement with, any Governmental Authority with respect to any Company, insofar as such ruling or agreement relates to Taxes for which any Company may be liable;
     (viii) with respect to any Company, (A) make or terminate any Tax election or take any Tax Return position inconsistent with past practices, or (B) authorize or effect any amendment to or change its certificate of incorporation, memorandum of association or other similar organizational documents in any respect;
     (ix) make any change in the historical practices in the timing of its purchase of student loans under the Richland Agreement;
     (x) undertake any action that would cause any of the representations and warranties contained in Section 5.10 to be untrue; or
     (xi) agree in writing or otherwise to take any of the actions described above in this Section 7.1(b).
          7.2 Continued Access to Information by Seller. From the Closing Date until seven (7) years after the Closing Date, Purchaser will give Seller reasonable access during Purchaser’s regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law to books and records transferred to Purchaser to the extent necessary for the preparation of financial statements, regulatory filings or Tax returns of Seller or its Affiliates in respect of periods prior to Closing, or in connection with any Legal Proceedings. Seller shall be entitled, at its sole cost and expense, to make copies of the books and records to which they are entitled to access pursuant to this Section 7.2.
          7.3 Access Prior to Closing. Subject to Section 11.7 hereof, prior to Closing, upon reasonable prior written notice, Seller shall cause its officers, managers, directors, employees, auditors and other agents to afford the officers, managers, directors, employees, auditors and other agents of Purchaser reasonable access during normal business hours to the officers, directors, employees, subcontractors, agents, properties, offices and other facilities of the Companies and their books and records, and shall furnish Purchaser with such financial, operating and other data and information with respect to the business of the Companies, as Purchaser, through its officers, employees, subcontractors or agents, may reasonably request. In exercising its rights hereunder, Purchaser shall conduct itself so as not to unreasonably interfere in the conduct of the business of the Companies prior to Closing. Purchaser and Seller shall undertake measures reasonably designed to preserve any relevant privilege or confidentiality obligations that might otherwise be lost or breached in connection with such access.
          7.4 Filings, Consents and Approvals. The parties shall cooperate and use commercially reasonable efforts to obtain all approvals and consents to the transactions contemplated by this Agreement, including consents to the assignment of the Assigned Contracts and the consents of the third parties set forth on Schedule 5.1(c); provided that neither Purchaser nor Seller shall bear any cost or be required to undertake any additional obligation, risk or arrangement in connection with obtaining such consents. Except in connection with the Modified Richland Arrangements or an Alternative Arrangement, in the event and to the extent that the parties are unable to obtain any required approval, modification or consent of one or more Persons to any such consents, (i) Seller shall use commercially reasonable efforts in cooperation with Purchaser to (a) cause to be provided to Purchaser the intended benefits of any such agreement or modification, (b) cooperate in any arrangement, reasonable and lawful as to Seller and Purchaser, designed to provide such benefits to Purchaser and (c) enforce for the account of Purchaser any rights of the Seller or its Affiliates arising from such agreements, including the right to elect to terminate in accordance with the terms thereof on the advice of Purchaser, and (ii) Purchaser shall use commercially reasonable efforts to perform the obligations of Seller and its Affiliates arising under such agreements and licenses, to the extent that, by reason of the transactions consummated pursuant to this Agreement or otherwise, Purchaser is placed in the same position as Seller or its Affiliates under such agreements, as intended to be modified. Following Closing, Seller shall continue to use commercially reasonable efforts to obtain such approvals, consents, and modifications and if and when any such approval, consent, or modification shall be obtained or such agreement or license shall otherwise become assignable or modified, Seller and its Affiliates shall promptly assign, and Purchaser shall assume, all of the rights and obligations thereunder.
     7.5 Conduct Pending Closing. From the date of this Agreement to the Closing Date, (a) Seller shall, and shall cause the Companies to, use their best efforts to conduct their affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties of Seller contained in Article V hereof shall continue to be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (unless such representations and warranties relate to a specified date); (b) Purchaser shall use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties of Purchaser contained in Article VI hereof shall continue to be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (unless such representations and warranties relate to a specified date); (c) Seller shall notify Purchaser promptly of any event, condition or circumstance which, if existing or known on the date hereof, would have been required to be set forth in any schedule or disclosed pursuant to this Agreement or of any fact which, if existing or known on the date hereof, would have made any of the representations of such party contained herein untrue in any material respect; and (d) Purchaser shall notify Seller promptly of any event, condition or circumstance which, if existing or known on the date hereof, would have been required to be set forth in any schedule or disclosed pursuant to this Agreement or of any fact which, if existing or known on the date hereof, would have made any of the representations of Purchaser contained herein untrue in any material respect. No such information shall impact any representation or warranty of the party disclosing such information in connection with any breach of any representation or warranty; provided that a breach of this Section 7.5 shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Article VIII or give rise to a right of termination under Article IV if the underlying breach or breaches with respect to which the other party failed to give notice would not result in the failure of the closing conditions set forth in Article VIII or would not result in the ability of such non-breaching Party to terminate this Agreement under Article IV, as the case may be.
     7.6 Further Assurances. Subject to the terms and conditions of this Agreement, Seller and Purchaser will use their best efforts to take, or cause to be taken,

all actions or to do, or cause to be done, all things or execute any documents reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. On and after the Closing Date, Seller and Purchaser will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.
     7.7 Expenses. Except as otherwise specifically provided in this Agreement, the parties hereto shall each bear their own respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including without limitation all fees and expenses of counsel, actuaries and accountants.
     7.8 Assignment of Assigned Contracts; Modification.
     (a) Subject to Section 7.4, at the Closing, Seller shall assign (or cause its Affiliates to assign) to Purchaser all of Seller’s (or, if applicable, its Affiliates’) rights and obligations in, to and under the Assigned Contracts pursuant to the Assignment and Assumption Agreement and Seller and its Affiliates shall have no further obligations or liabilities with respect to the Assigned Contracts.
     (b) The parties shall use commercially reasonable efforts to modify the Richland Agreement so that (i) any obligations to purchase or service Excess Program Loans shall be the obligation of Seller or any of its Affiliates (other than the Companies) and not of UFC2 and (ii) any obligations to purchase and service Program Loans (as defined in the Richland Agreement) that are not Excess Program Loans shall be the obligation of UFC2 and Purchaser or any of its Affiliates and not of Seller or any of its Affiliates (other than the Companies) (as modified, the “Modified Richland Arrangements”). The Modified Richland Arrangements shall be one three-party agreement or two separate two-party agreements. “Excess Program Loans” means those Program Loans required to be purchased pursuant to the Richland Agreement in excess of the first $10,000,000 in par value of Program Loans not reflected as an asset on the June 30, 2008 balance sheet of UFC2. If the parties are unable to obtain Richland’s consent to the Modified Richland Arrangements, the parties shall use commercially reasonable efforts to enter into a loan origination and sale agreement with a third party on terms substantially similar to those contained in the Richland Agreement, as if modified as set forth in the preceding sentence (an “Alternative Arrangement”). No later than five (5) Business Days prior to the Closing Date, Seller shall provide a notice to Purchaser (the “Arrangement Notice”) stating whether or not (i) Seller has obtained Richland’s consent to the Modified Richland Arrangements or (ii) a third party has either entered into, or agreed to enter into an Alternative Arrangement.
     7.9 Notice Contracts. As promptly as practicable after the Closing (and in no event later than five (5) Business Days after the Closing), Seller shall provide notice to the other parties to the contracts set forth on Schedule 7.9 (the “Notice Contracts”), that all notices or copies thereof required to be given by such other parties to Seller pursuant to the Notice Contracts shall no longer be given to Seller but shall instead be given to Purchaser.

     7.10 Intercompany Balances, Accounts and Agreements. Seller and Purchaser hereby agree that, except as provided on Schedule 7.10, all intercompany balances, accounts and agreements between the Companies on the one hand, and Seller and its Affiliates on the other hand, shall be eliminated and terminated, without any payment by any Company, and, after the Closing Date, no Company shall be bound thereby or have any liability thereunder. Without limiting the generality of the foregoing sentence, any amount payable under Seller’s line of credit with UFC2 (the outstanding balance of which was reflected on UFC2’s March 31, 2008 balance sheet as $5,345,442) will be eliminated, as of the Closing Date, without any payment of unpaid principal or accrued and unpaid interest by UFC2 to Seller at any time following the date hereof.
     7.11 Quarterly Financial Information.
     (a) From the date hereof through the Closing Date, within forty-five (45) days following the end of each fiscal quarter, Seller shall make available to Purchaser, the unaudited financial statements of the Companies, as of the end of, and for, each fiscal quarter (collectively, the “Quarterly Financial Statements”).
     (b) The Quarterly Financial Statements when completed, will present fairly, in all material respects, the financial condition and results of operations of each Company, as of and for the dates and periods therein specified, and will be prepared in accordance with GAAP, except as expressly set forth within the subject financial statements, including the notes thereto (subject to normal year-end audit adjustments).
ARTICLE VIII
CONDITIONS TO CLOSING
     8.1 Conditions to Purchaser’s Obligations to Close. The obligation of Purchaser to close the transactions contemplated under this Agreement shall be subject to the fulfillment of the following conditions, any one or more of which may be waived by Purchaser to the extent permitted by law:
     (a) the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date;
     (b) Seller shall have performed and complied with all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by Seller at or before the Closing;
     (c) there shall be in effect no injunction, writ, preliminary restraining order or any order of any nature directing that the transactions contemplated by this Agreement not be consummated as herein provided;
     (d) Seller shall have delivered, or caused to be delivered, to Purchaser stock certificates representing the Equity Interests, duly endorsed in blank or accompanied by stock transfer powers executed by an authorized officer of Seller;

     (e) the consents set forth on Schedule 5.1(c) shall have been obtained and copies thereof shall have been delivered to Purchaser without any material conditions, restrictions or limitations;
     (f) Purchaser and Seller shall have entered into and executed the Assignment and Assumption Agreement in substantially the form of Exhibit A;
     (g) Purchaser and Seller shall concurrently close the transactions contemplated under the Master Agreement or such closing shall have previously occurred;
     (h) Purchaser shall have received the written resignations of each of the directors and officers of the Companies requested by Purchaser; and
     (i) Seller shall have executed and delivered to Purchaser a release, in substantially the form of Exhibit B, of all claims against any Company by Seller or any Affiliate of Seller.
     8.2 Conditions to Seller’s Obligations to Close. The obligation of Seller to close the transactions contemplated under this Agreement shall be subject to the fulfillment of the following conditions, any one or more of which may be waived by Seller to the extent permitted by law:
     (a) the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date;
     (b) Purchaser shall have performed and complied with all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by Purchaser at or before the Closing;
     (c) there shall be in effect no injunction, writ, preliminary restraining order or any order of any nature directing that the transactions contemplated by this Agreement not be consummated as herein provided;
     (d) Purchaser shall have delivered, or caused to be delivered, to Seller evidence of the wire transfer referred to in Section 3.2;
     (e) the consents set forth on Schedule 5.1(c) shall have been obtained and copies thereof shall have been delivered to Seller without any material conditions, restrictions or limitations;
     (f) Purchaser and Seller shall have entered into and executed the Assignment and Assumption Agreement in substantially the form of Exhibit A; and
     (g) Purchaser and Seller shall concurrently close the transactions contemplated under the Master Agreement or such closing shall have previously occurred.

ARTICLE IX
INDEMNIFICATION
          9.1 Survival of Representations and Warranties; Covenants.
          (a) The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Seller Document, Companies Document or Purchaser Document shall survive the Closing through and including the eighteen (18) month anniversary of the Closing Date; provided, however, that the representations and warranties (i) of Seller set forth in (A) Sections 5.1 (Seller Existence and Authority), 5.3 (Companies) and 5.13 (Seller’s Brokers) shall survive the Closing indefinitely and (B) Section 5.2 (Taxes) shall survive until the expiration of the applicable statute of limitations, and (ii) of Purchaser set forth in Sections 6.1 (Purchaser Existence and Authority) and 6.6 (Purchaser’s Brokers) shall survive the Closing indefinitely (in each case, the “Survival Period”); provided, however, that any obligations under Sections 9.2(a) and 9.3(a) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 9.4 before the termination of the applicable Survival Period.
          (b) All covenants and agreements made by the parties to the extent that the foregoing, by their express terms, are to have effect or be performed after the Closing Date, shall survive the Closing in accordance with their terms.
          9.2 Indemnification by Seller. Subject to Section 9.5, Seller hereby agrees to indemnify and hold Purchaser, the Companies, and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns harmless from and against any and all Losses based upon or arising out of:
          (a) subject to Section 9.1(a), any breach of any of the representations or warranties made by Seller in this Agreement as of the date hereof and at and as of the Closing Date (ignoring for purposes of this Section 9.2(a), any materiality or Material Adverse Effect qualifier therein);
          (b) the breach of any covenant on the part of Seller;
          (c) any existing or threatened action, suit or proceeding identified or required to be identified on Schedule 5.6; and
          (d) (i) the breach by Seller, CFLD, UFC2 or any of their Affiliates of any Securitization Documents prior to the Closing, (ii) the failure of Seller, CFLD, UFC2 or any of their Affiliates to comply prior to the Closing with any requirement with respect to bankruptcy remoteness, legal (not accounting or tax) corporate separateness or any requirement with respect to the activities of CFLD or UFC2 contained in any of the Securitization Documents or organizational documents of CFLD or UFC2 or (iii) the breach of any Applicable Law by Seller, CFLD, UFC2 or any of their Affiliates prior to the Closing that has an adverse effect on the financial condition of CFLD or UFC2 or the transactions contemplated by the Securitization Documents. For purposes of this Section 9.2(d), Losses shall be reduced (A) to the extent that such Losses can be satisfied with any available assets of CFLD, (B) by any amounts recoverable by CFLD or Purchaser or any of its Affiliates pursuant to third-party guarantees, and (C) by the adverse effect on such assets or guarantees resulting from any breaches, failures or violations of the nature described in clauses (i) through (iii) of this subsection (d) by Purchaser, the Companies or any of their Affiliates after the Closing.
          9.3 Indemnification by Purchaser. Subject to Section 9.7, Purchaser hereby agrees to indemnify and hold Seller and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns harmless from and against any and all Losses based upon or arising out of:
          (a) subject to Section 9.1(a), any breach of any of the representations or warranties made by Purchaser in this Agreement as of the date hereof and at and as of the Closing Date (ignoring for purposes of this Section 9.3(a), any materiality or material adverse effect qualifier therein); and
          (b) the breach of any covenant on the part of Purchaser.
          9.4 Notice of Claim. As soon as reasonably possible, but in no event subsequent to thirty (30) days after receipt by an indemnified party hereunder of written notice of any demand, claim or circumstances which, upon the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (a “Claim”) that may result in a Loss, such indemnified party shall give notice thereof (“Claims Notice”) to the indemnifying party. The Claims Notice shall describe the Claim in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by such indemnified party. The failure of the indemnified party to give the Claims Notice within in the time provided for herein shall not affect the indemnifying party’s obligation under this Article IX except if, and then only to the extent that, such failure materially prejudices the indemnifying party or its ability to defend such Claim.
          9.5 Opportunity to Defend. Within thirty (30) days of receipt of any Claims Notice given pursuant to Section 9.4, the indemnifying party shall notify the indemnified party in writing of the acceptance of or objection to the Claim and whether the indemnifying party will indemnify the indemnified party and defend the same at the expense of the indemnifying party with counsel selected by the indemnifying party (who shall be approved in writing by the indemnified party, such approval not to be unreasonably withheld); provided that the indemnified party shall at all times have the right to fully participate in the defense of the Claim at its own expense or, as provided herein below, at the expense of the indemnifying party. Failure by the indemnifying party to object in writing within such thirty (30) day period shall be deemed to be acceptance of the Claim by the indemnifying party. In the event that the indemnifying party objects to a Claim within said thirty (30) days or does not object but fails to meet its indemnification obligations hereunder, the indemnified party shall have the right, but not the obligation, to undertake the defense, and to compromise and/or settle (in the exercise of reasonable business judgment) the Claim, all at the risk and expense (including, without limitation, reasonable attorneys fees and expenses) of the indemnifying party. Except as provided in the preceding sentence, the indemnified party shall not compromise and/or settle any Claim without the prior written consent of the indemnifying party, such consent not to be unreasonably withheld. If the Claim is one that cannot by its nature be defended solely by the indemnifying party, the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request, provided that any associated expense shall be paid by the indemnifying party.
          9.6 Limitation on Indemnification. Neither party shall be entitled to indemnification unless the party seeking indemnification makes claim therefore pursuant to the procedures set forth in Section 9.4 of this Agreement.
          9.7 Certain Limitations on Indemnification. Notwithstanding the provisions of this Article IX, Seller and Purchaser’s indemnification obligations for Losses under Sections 9.2(a) and 9.3(a), respectively, shall be subject to the limitations set forth in Sections 10.2.4 and 10.2.5 of the Master Agreement. Any Losses for which (i) Seller has indemnification obligations pursuant to Section 9.2(a) shall subject to the limitations contained in Section 10.2.4 of the Master Agreement (including the Min-Threshold (as defined in the Master Agreement)) and shall be aggregated with any Losses for which Seller and/or the Ceding Companies have indemnification obligations pursuant to Sections 10.2.1(i) or 10.2.2(i) of the Master Agreement in determining whether the Indemnification Threshold (as defined in the Master Agreement) or the thirty-five percent (35%) cap contained in Section 10.2.4 of the Master Agreement has been met and (ii) Purchaser has indemnification obligations pursuant to Section 9.3(a) shall subject to the limitations contained in Section 10.2.5 of the Master Agreement (including the Min-Threshold) and shall be aggregated with any Losses for which Purchaser has indemnification obligations pursuant to Section 10.2.3 of the Master Agreement in determining whether the Indemnification Threshold or the thirty-five percent (35%) cap contained in Section 10.2.5 of the Master Agreement has been met. The limitation contained in this Section 9.7 shall not apply, expressly or by implication, to claims based on Sections 5.1, 5.2, 5.3, 5.13, 6.1, or 6.6.
          9.8 Exclusive Remedy. Except with respect to intentional fraud, from and after the Closing, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article IX and Article X. Notwithstanding the foregoing, this Section 9.8 shall not (a) operate to interfere with or impede the operation of the provisions of Article III providing for the resolution of certain disputes relating to the Purchase Price between the parties and/or by an Independent Accountant or (b) limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief).

ARTICLE X
TAX MATTERS
          10.1 Access to Tax Records; Cooperation. After the Closing, Seller and Purchaser shall cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to cooperate, and will each afford (or cause the Companies and their respective Affiliates to afford) to the other or to such other’s representatives or agents reasonable access during normal business hours (on terms not unreasonably disruptive to the business, operations or employees of the party or parties of which access is sought) to the records and all other data and information relating to Taxes of the Companies pertaining to taxable periods ending on or prior to the Closing Date (and any Straddle Period) for the purpose of obtaining information relating to Taxes of the Companies, to the extent such cooperation or access is reasonably necessary: (a) to prepare, complete and file any Tax Returns (including amended Tax Returns and claims for refunds or credits); (b) to prosecute or defend on behalf of the Companies litigation or administrative controversies controlled by Seller or Purchaser, as the case may be, under this Agreement; (c) to comply with requests made by any Taxing Authority conducting a Tax audit, investigation or inquiry relating to the Companies’ activities, assets or capital stock; and (d) to satisfy any other request of Seller or Purchaser, as the case may be, that is reasonable under the circumstances.
          10.2 Liability for Taxes and Related Matters.
          (a) Seller’s Liability for Taxes. Seller shall be liable for (i) in the case of all Taxes imposed on the Companies for taxable periods for which the applicable Tax Return is filed or due to be filed on or before the Closing Date (taking into account extensions), all Taxes required to be shown on such Tax Returns, (ii) in the case of all Taxes imposed on the Companies for any other taxable period that ends on or before the Closing Date, except to the extent reflected in the Financial Statements, all Taxes required to be shown on such Tax Returns, (iii) all Taxes attributable to the Pre-Closing Period of any Straddle Period of the Companies, (iv) all Taxes imposed on or attributable to Seller or its Affiliates (other than the Companies) for any taxable period, and (v) all Taxes or Tax-related liabilities imposed on the Companies with respect to taxable periods or portions thereof ending on or before the Closing Date as a consequence of the Companies’ liability for the Taxes of any other Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or operation of law or otherwise.
          (b) Taxes for Short Taxable Year of Companies. To the extent such action is permitted by applicable law, Seller and Purchaser shall close all relevant taxable periods of the Companies as of the close of business on the Closing Date. In any case in which a taxable period of the Companies cannot be closed as of the Closing Date, then, for purposes of this Agreement, the determination of Taxes of the Companies for each of the Pre-Closing Period and the Post-Closing Period of any resulting Straddle Period shall be determined on the basis of an interim closing of the books of the Companies as of the close of business on the Closing Date, except that exemptions, allowances, deductions or similar amounts that are calculated on an annual basis, such as the deduction for depreciation, and Taxes that are imposed ratably during a taxable period, shall be ratably apportioned on a per diem basis.
          (c) Preparation and Filing of Tax Returns.
     (i) Seller shall cause to be prepared and timely filed, taking into account all valid extensions of time to file (A) all Tax Returns that are required to be filed by or with respect to the Companies on an affiliated, consolidated, combined or unitary basis with Seller or with at least one Affiliate of Seller that is not one of the Companies for taxable periods beginning on or before the Closing Date, and (B) all Tax Returns of the Companies (or Tax Returns in which the Companies are required to be included) that are due to be filed (taking into account extensions) on or before the Closing Date. Seller represents, warrants and covenants that (1) all such Tax Returns shall be prepared consistent with past practices and shall be true, accurate and complete in all material respects, and (2) it shall pay or cause to be paid to the appropriate Taxing Authority on a timely basis the full amount of Taxes required to be shown on such Tax Returns. Seller shall provide Purchaser a copy of each such Tax Return or portion thereof related to the Companies, as filed.
     (ii) Except as provided in Section 10.2(c)(i), Purchaser shall cause to be prepared and timely filed (taking into account extensions) (A) all Tax Returns of the Companies that are due to be filed (taking into account extensions) after the Closing Date and (B) all Tax Returns of the Companies for any Straddle Period. Purchaser represents, warrants and covenants that (1) all such Tax Returns shall be prepared consistent with past practices and shall be true, accurate and complete in all material respects, and (2) it shall pay or cause to be paid to the appropriate Taxing Authority on a timely basis the full amount of Taxes required to be shown on such Tax Returns. Purchaser shall provide to Seller a copy of such Tax Return at least 30 days prior to the due date thereof for Seller’s review and approval, which approval shall not be unreasonably withheld. Seller shall provide Purchaser its comments within 20 days of the receipt of such Tax Returns. Seller shall remit to Purchaser no later than 3 days prior to the filing of any such Tax Return the portion of the Taxes shown on such Tax Return for which Seller is liable under this Agreement.
     (iii) Seller shall have the right to file (or cause to be filed or require Purchaser to file or cause to be filed) any amended Tax Return with respect to the Companies to the extent that such amended Tax Return is (i) in respect of any taxable period or portion thereof ending on or before the Closing Date and (ii) does not have an adverse effect on the Companies or Purchaser for any taxable period or portion thereof beginning after the Closing Date. Purchaser may only file amended Tax Returns in respect of any taxable period or portion thereof ending on or before the Closing Date, following receipt of Seller’s written approval, which approval shall not be unreasonably withheld.

          (d) Tax Proceedings.
     (i) Each party hereto shall provide the other with prompt notice of any Tax adjustment proposed by any Taxing Authority or other claim which could give rise to a claim for indemnification under Article IX or this Article X; provided that the failure to provide such notice shall not affect any right to indemnification under this Agreement except to the extent the party not receiving notice is materially prejudiced thereby. If the resolution of any Tax proceeding would be grounds for indemnification under this Agreement by the party not in control of the conduct of such Tax proceeding pursuant to this Section 10.2(d) (the “Non-Controlling Party”), (A) the party in control of such Tax proceeding (the “Controlling Party”) shall keep the Non-Controlling Party fully informed of any proceedings, events and developments relating to or in connection with such Tax Proceeding; (B) the Non-Controlling Party shall be entitled to receive copies of all correspondence and documents relating to such Tax proceeding; and (C) at its own cost and expense, the Non-Controlling Party shall have the right to participate in (but not control) the conduct of such Tax proceeding. Notwithstanding any such control (1) Purchaser shall not, and shall not permit the Companies to, enter into any settlement or admit any fault or liability with respect to any Tax proceeding that could give rise to a claim for indemnification hereunder without Seller’s express written prior consent, which consent shall not be unreasonably withheld or delayed, and (2) Seller shall not enter into any settlement or admit any fault or liability that is or purports to be binding on the Companies for any taxable period that could have any adverse effect on the liability of Purchaser or the Companies for Taxes for any period (or portion thereof) beginning after the Closing Date, without Purchaser’s express written prior consent, which consent shall not be unreasonably withheld or delayed.
     (ii) Seller shall have the sole right to control any Tax proceeding relating to taxable periods of the Companies ending on or before the Closing Date, and to employ counsel of its choice and expense.
     (iii) With respect to Straddle Periods, the parties shall jointly control any Tax proceedings, and neither party shall admit any fault or liability, or settle or compromise any matter, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.
     (iv) Purchaser shall have the sole right to control any Tax proceeding relating to taxable periods of the Companies beginning on or after the Closing Date.
          (e) Record Retention. Any tax books, records and information of or relating to the Companies shall be retained by Seller and Purchaser until the expiration of the relevant statute of limitations applicable to the Taxes at issue. If Seller or Purchaser shall desire to dispose of any of such Tax books, records and information after the expiration of such period, such disposing party shall, prior to such disposition, give the other party a reasonable opportunity, at the other party’s expense, to segregate and remove such books, records and information as the other party may select.
          10.3 Survival of Obligations. The obligations of the parties set forth in this Article X shall remain in effect until the later of (a) the closing of the period of the relevant statute of limitations applicable to the Taxes at issue or (b) resolution of any claims made pursuant to this Article X prior to such date.
          10.4 Tax Sharing Agreement. All Tax sharing agreements, Tax allocation agreements or similar agreements relating to Taxes (other than this Agreement) with respect to or involving the Companies shall be terminated as of the Closing, and, after the Closing Date, neither Purchaser and the Companies nor Seller (or any of its direct or indirect Affiliates) shall be bound thereby or have any liability thereunder.
          10.5 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne equally by Purchaser on the one hand and Seller on the other hand, and Purchaser and Seller shall cooperate in the filing of all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. If required by applicable legal requirements, Purchaser and Seller will join in the execution of any such Tax Returns and other documentation. Purchaser or Seller, as the case may be, shall promptly, but in no case later than the due date for payment, reimburse Seller or Purchaser, as the case may be, in full for the reimbursing party’s one-half share of any amounts paid by the other party in connection with any such Taxes or Tax Returns.
          10.6 Allocation. No later than thirty (30) days following the Closing Date, Seller shall prepare and deliver to Purchaser, for Purchaser’s review and approval, a statement (the “Allocation Statement”) allocating the Purchase Price among the Companies and then among the assets of NSA, in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Unless otherwise required by a determination (as defined in Section 1313 of the Code), neither Seller (or its Affiliates) nor Purchaser (or its Affiliates) shall file any Tax Return or take a position before any Governmental Authority that is inconsistent with the Allocation Statement.
          10.7 Tax Treatment of Payments. Seller and Purchaser shall treat any indemnity payments made pursuant to Article IX and this Article X as adjustments to the allocable portion of the Purchase Price for Tax purposes unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a similar or analogous provision of state, local or foreign Tax law.
          10.8 FIRPTA Affidavit. An affidavit of non-foreign status from Seller that complies with Section 1445 of the Code (a “FIRPTA Affidavit”) will be delivered to Purchaser at the Closing.
          10.9 Refunds. Purchaser shall pay (or cause to be paid) to Seller any refunds or credits of Taxes received or realized by Purchaser with respect to which Seller has agreed to provide indemnification under this Agreement (including any interest paid thereon and net of any Taxes incurred in respect of the receipt or accrual of the refund).
          10.10 Election under Section 338(h)(10).
          (a) At Purchaser’s written request received by Seller within thirty (30) days following the Closing (the “Election Request”), Seller and Purchaser shall join in making (or causing to be made) an election under Section 338(h)(10) of the Code (and all corresponding elections available under any other law) (collectively, the “Section 338(h)(10) Elections”) with respect to the sale of CFLD and/or UFC2. Seller and Purchaser shall take (or cause to be taken) all steps necessary in order to effectuate the Section 338(h)(10) Elections in accordance with applicable laws (including, without limitation, the preparation and timely filing of IRS Form 8023 and all similar state and local forms) and Seller and Purchaser shall cooperate with each other in making such elections. Purchaser shall deliver (or cause to be delivered) to Seller, within ten (10) days after delivery of the Election Request to Seller, three (3) original executed IRS Forms 8023 (and all applicable corresponding state or local forms) with respect to CFLD and UFC2. Seller shall thereafter prepare and file such forms and Seller shall provide Purchaser with copies of all such forms so filed within fifteen (15) days after filing.
          (b) Within sixty (60) days following Purchaser’s request, Purchaser shall prepare (or cause to be prepared) and deliver to Seller a schedule (the “Section 338 Allocation Schedule”) allocating the Aggregate Deemed Sales Price, as defined in Treasury Regulation Section 1.338-4, for the assets of CFLD and UFC2 among such assets of CFLD and UFC2 (based on the portion of the Purchase Price allocated to these entities pursuant to the Allocation Statement). The Section 338 Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 338(h)(10) and, as applicable, Section 1060, of the Code and the Treasury Regulations promulgated thereunder. The Section 338 Allocation Schedule shall be deemed to be accepted by and shall be conclusive and binding on Seller except to the extent, if any, that Seller shall have delivered, within thirty (30) days after the date on which the Section 338 Allocation Schedule is delivered to Seller, a written notice to Purchaser stating each and every item to which Seller takes exception (it being understood that any amounts not disputed shall be final and binding). If a change proposed by the Seller is disputed by Purchaser, then Seller and Purchaser shall negotiate in good faith to resolve such dispute. If, after a period of twenty (20) days following the date on which Seller gives Purchaser notice of any such proposed change, any such proposed change still remains disputed, then Seller and Purchaser shall submit the remaining disputes to the Independent Accountant. The decision of the Independent Accountant shall be final and binding. All of the fees and expenses of the Independent Accountant shall be equally paid by Purchaser, on the one hand, and Seller, on the other hand. Promptly upon receiving the final and binding Section 338 Allocation Schedule, Purchaser and Seller shall return an executed copy thereof to the other party. Purchaser and Seller shall file (or cause to be filed) all federal, state and local Tax Returns in accordance with the Section 338 Allocation Schedule, and shall take no Tax position contrary thereto or inconsistent therewith (including, without limitation, in any amended return or claim for refund, any examination or audit by any Taxing Authority, or any other Tax proceeding), except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code or a similar or analogous provision of state, local or foreign law.
ARTICLE XI
MISCELLANEOUS
          11.1 Notice. Any and all notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when (a) received by the receiving party if mailed via United States registered or certified mail, return receipt requested, (b) received by the receiving party if mailed by United States overnight express mail, (c) sent by facsimile or telecopy machine, followed by confirmation mailed by United States first-class mail or overnight express mail, or (d) delivered in person or by commercial courier, in each case to the parties at the following addresses:
If to Seller, to:
HealthMarkets, LLC
9151 Boulevard 26
North Richland Hills, TX 76180
Attention: General Counsel
Facsimile: (817) 255-5391
With a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, TX 75201-6950
Attention: Michael A. Saslaw
Facsimile: (214) 746-7777
If to Purchaser, to:
Wilton Reassurance Company
187 Danbury Rd.
Riverview Building, Third Floor
Wilton, Connecticut 06897-4122
Attention: Chief Executive Officer
Facsimile: (203) 762-4445
With a copy to:
David A. Massey
Sutherland Asbill & Brennan LLP
1275 Pennsylvania Avenue, NW

Washington, DC 20004-2415
Facsimile: (202) 637-3593
Either party may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this Section 11.1.
          11.2 Entire Agreement. This Agreement (including the Exhibits and Schedules thereto) and the Master Agreement constitute the sole and entire agreement between the parties hereto with respect to the subject matter hereof, and supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, which are merged with and into this Agreement.
          11.3 Assignment. This Agreement shall not be assigned by any of the parties hereto without the prior written approval of the other parties; provided, however, that Purchaser may assign its rights and obligations hereunder relating to the purchase of the Companies to one or more of its Affiliates existing as of the date hereof provided Purchaser remains primarily liable.
          11.4 Waivers and Amendments. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other term or condition on a future occasion. This Agreement may be modified or amended only by a writing duly executed by an executive officer of each Company, Seller and Purchaser, respectively.
          11.5 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Seller and Purchaser and their permitted successors and assigns, and it is not the intention of the parties to confer rights as a third-party beneficiary to this Agreement upon any other person.
          11.6 Public Announcements. At all times at or before the Closing, Seller and Purchaser will each consult with the other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to obtain the other party’s approval of the form, content and timing of any public report, statement or release to be made solely on behalf of a party. If Seller and Purchaser are unable to agree upon or approve the form, content and timing of any such public report, statement or release and such report, statement or release is, in the opinion of legal counsel to the party wishing to issue or make such report, statement or release, required by Applicable Law or by legal disclosure obligations, then such party may make or issue the legally required report, statement or release.
          11.7 Confidentiality. Each of Seller and Purchaser will hold, and will cause its respective officers, directors, employees, agents, consultants, attorneys and other representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law (provided, however, that such disclosure shall be limited only to the extent that it is required by regulatory authorities or to satisfy such legal process, and the party having such obligation of disclosure notifies the other party of such process in a timely fashion sufficient to allow the party whose Confidential Information is the subject of such disclosure to take appropriate legal action to quash or limit such disclosure), all confidential documents and confidential information concerning the other party furnished to it by the other party or such other party’s officers, directors, employees, agents, consultants, attorneys or representatives in connection with this Agreement or the transactions contemplated hereby (“Confidential Information”), except to the extent that such documents or information can be shown to have been (a) previously lawfully known by the party receiving such documents or information, (b) in the public domain through no fault of the receiving party, or later acquired by the receiving party from other sources not themselves bound by, and in breach of, a confidentiality agreement. Neither Seller nor Purchaser will disclose or otherwise provide any such Confidential Information to any other person, except to that party’s respective auditors, actuaries, attorneys, financial advisors and other consultants who need access to such Confidential Information in connection with this Agreement and the transactions contemplated herein. Each of Seller and Purchaser will be responsible for any breach of the terms of this Section 11.7 by its respective officers, directors, employees, agents, consultants, attorneys and other representatives. If this Agreement is terminated pursuant to Article IV, each of the parties will return to the other party all Confidential Information furnished to that party by the other party, and retrieve and destroy all copies of such Confidential Information distributed to any other person.
          11.8 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of law doctrine.
          11.9 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which shall constitute one and the same instrument.
          11.10 Headings. The headings in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.
          11.11 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Applicable Law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of Seller or Purchaser under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

          11.12 Arbitration. All disputes (other than disputes relating to the operation of the provisions of Article III providing for the resolution of certain disputes relating to the Purchase Price between the parties and/or by an Independent Accountant) between Purchaser and Seller arising out of or relating to this Agreement, including the formation and validity thereof, on which an amicable understanding cannot be reached will be decided by arbitration between the parties in accordance with the provisions of Article IX of the Master Agreement. Notwithstanding the foregoing, if either Purchaser or Seller seeks, consents to, or acquiesces in the appointment of or otherwise becomes subject to any trustee, receiver, liquidator or conservator (including any state insurance regulatory agency or authority acting in such a capacity), the other party shall not be obligated to resolve any claim, dispute or cause of action under this Agreement by arbitration. Notwithstanding any other provision of this Section 11.12, nothing contained in this Agreement shall require arbitration of any issue for which equitable or injunctive relief, including specific performance, is sought.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

HEALTHMARKETS, LLC

By:	HEALTHMARKETS, INC., its sole
member

By:
Name: David W. Fields
Title: President and Chief Operating Officer

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

WILTON REASSURANCE COMPANY
By:
Name:
Title:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]